Annex A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

GLOBAL SERVICES PARTNERS ACQUISITION CORP.,

SOUTHPEAK INTERACTIVE CORPORATION,

GSPAC MERGER COMPANY,

SOUTHPEAK INTERACTIVE, LLC

and

THE MEMBERS OF SOUTHPEAK INTERACTIVE, LLC

January 15, 2008

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS and interpretation		1
1.01	Definitions	1
1.02	Other Defined Terms	5
1.03	Interpretation	7
2.01	The Merger	8
2.02	Effective Time of the Merger	8
2.03	Certificate of Incorporation and Bylaws	8
2.04	Directors and Officers of the Surviving Corporation	8
2.05	Effect of the Merger	8
2.06	Effect on Capital Stock	8
2.07	Surrender of Certificates	10
2.08	Lost, Stolen or Destroyed Certificates	10
2.09	Taking of Necessary Action; Further Action	10
ARTICLE 3 THE BUSINESS COMBINATION		11
3.01	Purchase of the Membership Interests from the Members	11
3.02	Closing	11
3.03	Purchase Price	11
3.04	Contingent Consideration	11
3.05	Allocation of Consideration	13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13
4.01	Organization and Qualification	13
4.02	Subsidiaries	13
4.03	Capitalization	13
4.04	Authority Relative to this Agreement	14
4.05	No Conflict; Required Filings and Consents	14
4.06	Compliance	15
4.07	Financial Statements	15
4.08	No Undisclosed Liabilities	16
4.09	Absence of Certain Changes or Events	16
4.10	Litigation	17
4.11	Employee Benefit Plans	17
4.12	Labor and Employment Matters	18
4.13	Restrictions on Business Activities	18
4.14	Title to Property	19
4.15	Taxes	19
4.16	Environmental Matters	20
4.17	Intellectual Property	20
4.18	Agreements, Contracts and Commitments	22
4.19	Insurance	23
4.20	Governmental Actions/Filings	23
4.21	Interested Party Transactions	24
4.22	Manager Approval	24
4.23	Member Approval	24
4.24	Brokers; Third Party Expenses	24

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4.25	Information.	25
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT		25
5.01	Organization and Qualification	26
5.02	Subsidiaries	26
5.03	Capitalization	28
5.04	Authority Relative to this Agreement	28
5.05	No Conflict; Required Filings and Consents	29
5.06	Compliance	29
5.07	SEC Filings; Financial Statements	30
5.08	No Undisclosed Liabilities	30
5.09	Indebtedness	30
5.10	Over-the-Counter Bulletin Board Quotation	30
5.11	Board Approval	30
5.12	Trust Fund	30
5.13	Brokers	30
ARTICLE 6 COVENANTS		30
6.01	Merger Proxy/Prospectus; Special Meeting	30
6.02	Form 8-K	32
6.03	Additional Registration Statement	32
ARTICLE 7 ADDITIONAL AGREEMENTS		33
7.01	Conduct of Business	33
7.02	Restrictions on Conduct of Business	33
7.03	No Claim Against Trust Account	35
7.04	Access to Information	35
7.05	Confidential Information; Non-Solicitation or Negotiation	36
7.06	Public Disclosure	37
7.07	Consents; Cooperation	37
7.08	Legal Requirements	37
7.09	Blue Sky Laws	37
7.10	No Holdings Stock Transactions	38
7.11	Registration Rights	38
7.12	Employment Agreements	38
7.13	Further Assurances and Guaranty	38
7.14	Indemnification	38
7.15	Advisory and Other Fees	39
ARTICLE 8 CONDITIONS TO CLOSING		39
8.01	Conditions Precedent to the Obligation of Parent, Holdings and Merger Sub to Consummate the Merger and the Business Combination	39
8.02	Conditions Precedent to the Obligation of the Company and the Members to Consummate the Business Combination	41
ARTICLE 9 INDEMNIFICATION; REMEDIES		43
9.01	Indemnification of Holdings and Surviving Corporation	43
9.02	Indemnification of Third Party Claims	44
9.03	Insurance Effect	45
9.04	Limitations on Indemnification	46
9.05	Exclusive Remedy	46
9.06	Valuation of Escrow Shares	46
9.07	Adjustment to Purchase Price	47
ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER		47
10.01	Termination	47
10.02	Effect of Termination	48

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10.03	Expenses and Termination Fees	48
10.04	Amendment	48
10.05	Extension; Waiver	48
ARTICLE 11 GENERAL PROVISIONS		49
11.01	Notices	49
11.02	Counterparts	50
11.03	Entire Agreement; Nonassignability; Parties in Interest	50
11.04	Severability	50
11.05	Remedies Cumulative; Specific Performance	51
11.06	Governing Law	51
11.07	Rules of Construction	51

EXHIBITS

Certificate of Merger	A
Escrow Agreement	B
Lock-Up Agreement	C
Registration Rights Agreement	D
Executive Chairman Agreement	E
CEO Employment Agreement	F

SCHEDULES

Mergers	I
Board of Directors	II
Officers	III
Jurisdictions	4.01(b)
Company Capitalization	4.03(a)
Consents	4.05(b)
Compliance	4.06
No Undisclosed Liabilities	4.08
Absence of Certain Changes or Events	4.09
Litigation	4.10
Employee Benefit Plans	4.11
Labor and Employment Matters	4.12
Restrictions on Business Activities	4.13
Liens	4.14
Taxes	4.15
Environmental Compliance	4.16(a)
Environmental Studies and Investigations	4.16(b)
Material Intellectual Property	4.17(a)
Claims Against Intellectual Property	4.17(b)
Enforceability of Intellectual Property Rights	4.17(c)
Exclusive Ownership of Intellectual Property Rights	4.17(d)
Material Company Contracts	4.18(a)
Default of Material Company Contracts	4.18(c)
Insurance	4.19
Permits	4.20
Interested Party Transactions	4.21

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) is made and entered into this 15th day of January, 2008, by and among Global Services Partners Acquisition Corp., a Delaware corporation (“Parent”), SouthPeak Interactive Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Holdings”), GSPAC Merger Company, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), SouthPeak Interactive, LLC, a Virginia limited liability company (the “Company”), and the Members of the Company set forth on Schedule I attached hereto (the “Members”).

WHEREAS, Holdings was formed solely for the purpose of acquiring all of the outstanding membership interests of the Company from the Members (the “Business Combination”);

WHEREAS, Merger Sub was formed solely for the purpose of a merger of Parent with and into Merger Sub, in which Merger Sub will be the surviving corporation (the “Merger”);

WHEREAS, pursuant to and in connection with the Business Combination, and as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other), Parent and Merger Sub shall consummate the Merger, pursuant to which, among other things, (a) the outstanding shares of common stock of the Parent, par value $.0001 per share (the “Parent Common Stock”) and the outstanding shares of Class B common stock of the Parent, par value $.0001 per share (the “Parent Class B Common Stock”, and together with the Parent Common Stock, the “Parent Stock”), shall be converted into shares of common stock of Holdings, par value $.0001 per share (the “Holdings Stock”) and (b) all warrants and other rights to purchase Parent Stock then outstanding (the “Parent Stock Rights”) shall be exchanged for substantially equivalent securities of Holdings at the rate set forth herein (the “Holdings Stock Rights”);

WHEREAS, as part of the same integrated transaction (such that neither the Business Combination nor the Merger shall occur without the other) Holdings shall purchase all of the outstanding membership interests of the Company (the “Membership Interests”) from the Members for cash and shares of Holdings Stock as set forth herein; and

WHEREAS, Parent, Holdings, Merger Sub and the Members intend for the Merger and the Business Combination to qualify as tax free transactions pursuant to Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.01 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“Change in Control” means, following the Closing, any consolidation or merger of Holdings with or into any other entity, or any other corporate reorganization, in which the stockholders of Holdings immediately prior to such consolidation, merger or reorganization own 10% or less of Holdings’ (or the surviving entity’s) voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 90% of Holdings’ voting power is transferred (other than to one or more affiliates of the transferring party(s)); provided, however, a Change of Control shall exist if 50% were substituted for 10% and 90% above in any transaction occurring after the Closing in which the executive officers of Holdings immediately prior to such transaction no longer hold the same or comparable positions in Holdings or any successor to Holdings after the transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contracts” mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company).

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Products” means all current versions of products or service offerings of the Company.

“EBITDA” means, for any period, the Net Income of Holdings for such period, determined on a consolidated basis, plus (a) income Taxes deducted in determining Net Income for such period, (b) any depreciation, amortization or non-cash expense deducted in determining Net Income for such period (including any deduction attributable to the purchase accounting “write-up” resulting from the transactions contemplated hereby and deducted in determining Net Income for such period and non-cash compensation charges), (c) interest expense deducted in determining Net Income for such period, and (d) all expenses related to the transactions contemplated by this Agreement, including legal, accounting and due diligence expenses, in each case to the extent deducted in the calculation of Net Income for such period.

“Environmental Law” means any federal, foreign, state, provincial, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety, or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Dissenting Shares” means any shares of Parent Stock held by stockholders who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

“Governmental Entity” means any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign.

“Governmental Action/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, foreign, state, provincial, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Hazardous Substance” means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (c) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (b) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (d) software and software programs; (e) domain names, uniform resource locators and other names and locators associated with the Internet (f) industrial designs and any registrations and applications therefor; (g) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (h) all databases and data collections and all rights therein; (i) all moral and economic rights of authors and inventors, however denominated, and (j) any similar or equivalent rights to any of the foregoing (as applicable).

“Knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an officer, director or managerial personnel of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation and such knowledge as such persons reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest).

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets, revenues, financial condition, results of operations or business prospects of an entity; provided, however, that (a) changes in general industry or economic conditions, (b) adverse effects arising from the announcement or consummation of the transactions contemplated hereby, or (c) changes in GAAP that apply generally to the industry in which the Company operates.

“Net Income” means, for any period, the net income (or loss) of Holdings for such period, determined on a consolidated basis and in accordance with GAAP.

“Permitted Liens” means (a) liens for current Taxes and other statutory liens and trusts for Taxes not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Government Entity.

“Subsidiary” means with respect to any Person, any Business Entity of which a majority of outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of or otherwise exert control over such Business Entity, are owned, directly or indirectly, by such Person.

“SEC” means the Securities and Exchange Commission.

“Tax” or “Taxes” refers to any and all federal, foreign, state, provincial, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

1.02 Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each such term:

TERM	SECTION
Additional Registration Statement	Section 6.03
Agreement	Preamble
Agreement Proposal	Section 6.01(a)
Alternative Proposal	Section 7.05(b)
Annual Financial Statements	Section 4.07(a)
Approvals	Section 4.01(a)
Blue Sky Laws	Section 4.05(b)
Brenner	Section 7.16
Business Combination	Recitals
Cash Consideration	Section 3.03
CEO Employment Agreement	Section 7.12
Certificate of Merger	Section 2.01
Chairman Employment Agreement	Section 7.12
Charter Proposal	Section 6.01(a)
Closing	Section 3.01
Closing Date	Section 3.02
Company	Preamble
Company Disclosure Schedule	Article IV
Company Guarantees	Section 4.21(b)
Conversion Ratio	Section 2.06(a)
Copyrights	Section 1.01
Deductible	Section 9.04(b)
DGCL	Section 2.01
Effective Time	Section 2.02
Escrow Agent	Section 3.03
Escrow Agreement	Section 3.03
Escrow Shares	Section 3.03

Excess Cash	Section 7.02(b)
Exchange Act	Section 4.05(b)
Expense Agreement	Section 10.03(a)
Final Date	Section 10.01(d)
First Contingent Payment	Section 3.04(a)
Founders	Section 6.03
Founders’ Securities	Section 6.03
Founders Registration Agreement	Section 6.03
GAAP	Section 4.07(a)
Holdings	Preamble
Holdings Convertible Securities	Section 5.03(b)
Holdings Preferred Stock	Section 5.03(b)
Holdings Stock	Recitals
Holdings Stock Options	Section 5.03(b)
Holdings Stock Rights	Recitals
Holdings Warrants	Section 5.03(b)
Incentive Plan Proposal	Section 6.01(a)
Indemnitees	Section 9.01(a)
Insider	Section 4.18(a)
Insurance Policies	Section 4.19
Lock-Up Agreement	Section 7.10
Losses	Section 9.01(b)
Material Company Contracts	Section 4.18(a)
Members	Preamble
Membership Interests	Recitals
Merger	Recitals
Merger Form 8-K	Section 6.02
Merger Proxy/Prospectus	Section 4.25
Merger Sub	Preamble
Merger Sub Stock	Section 5.03(c)
Merger Sub Stock Options	Section 5.03(c)
Merger Sub Warrants	Section 5.03(c)
NASD	Section 5.21
Notice of Claim	Section 9.02(a)
OTCBB	Section 2.06(e)
Parent	Preamble
Parent Class B Common Stock	Recitals
Parent Common Stock	Recitals
Parent Convertible Securities	Section 5.03(a)
Parent Preferred Stock	Section 5.03(a)
Parent SEC Reports	Section 5.07
Parent Stock	Recitals
Parent Stock Options	Section 5.03(a)
Parent Stock Rights	Recitals
Parent Stock Rights Agreements	Section 2.06(b)

Parent Warrants	Section 5.03(a)
Patents	Section 1.01
PDF	Section 3.02
Personal Property	Section 4.14(b)
Plans	Section 4.11(a)
Press Release	Section 6.02
Purchase Price	Section 3.03
Registration Rights Agreement	Section 7.11
Registration Statement	Section 4.25
Representatives	Section 7.04(a)
Returns	Section 4.15(a)
Second Contingent Payment	Section 3.04(b)
Securities Act	Section 4.05(b)
Special Meeting	Section 4.25
Stock Consideration	Section 3.03
Survival Period	Section 9.04(a)
Surviving Corporation	Section 2.01
Stub Financial Statements	Section 4.07(b)
Third Party Claims	Section 9.02
Trademarks	Section 1.01
Trust Account	Section 5.23
TTM EBITDA	Section 3.04(c)

1.03 Interpretation. In this Agreement, unless clear contrary intention appears:

(a) A reference herein to days shall mean calendar days unless otherwise specified, and any day or deadline or end of a time period hereunder which falls on a day other than a business day shall be deemed to refer to the first business day following such day or deadline or end of the time period, as the case may be;

(b) A reference in this Agreement to an article, section, exhibit or schedule shall mean an article or section of, or exhibit or schedule attached to, this Agreement, as the case may be;

(c) The word “including” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive and is used in the inclusive sense of “and/or,” and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(d) A reference to document, instrument or agreement shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(e) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

ARTICLE 2
THE MERGER

2.01 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into Parent, the separate corporate existence of Merger Sub shall cease and Parent shall continue as the surviving corporation. Parent, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

2.02 Effective Time of the Merger. Subject to and upon the terms and conditions of this Agreement, on the Closing Date, Parent and Merger Sub shall execute and deliver for filing the Certificate of Merger to the Secretary of State of the State of Delaware, in such form and manner provided in the DGCL. Parent and Merger Sub shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State for the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

2.03 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Parent, as in effect immediately prior to the Effective Time, shall cease and the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.04 Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the board of directors of the Surviving Corporation, shall consist of the persons listed on Schedule II attached hereto, and the officers of the Surviving Corporation shall be as set forth on Schedule III attached hereto.

2.05 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

2.06 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub or the holders of any of the following securities:

(a) Conversion of Parent Common Stock. At the Effective Time, subject to the right of any stockholder to convert their shares of Parent Class B Common Stock into cash in accordance with the provisions of Parent’s Certificate of Incorporation, every one share of the Parent Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 2.06(c) or Section 2.11 below) shall be converted automatically into one share of Holdings Stock (the “Conversion Ratio”), subject to any adjustments made pursuant to Section 2.06(d). At the Effective Time, all shares of Parent Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing shares of Parent Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Parent Stock, except as provided herein or by law. Each certificate previously evidencing Parent Stock shall be exchanged for a certificate representing such number of shares of Holdings Stock calculated by multiplying the Conversion Ratio then in effect by the number of shares of Parent Stock previously evidenced by the canceled certificates upon the surrender of such certificate in accordance with Section 2.07.

(b) Parent Stock Rights. At the Effective Time, each Parent Stock Right shall be converted into one substantially equivalent option, warrant or other right to purchase Holdings Stock. At the Effective Time, the Parent Stock Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Stock Rights shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Stock Rights (the “Parent Stock Rights Agreements”) which are outstanding immediately prior to the Effective Time, except that in the event of an adjustment made pursuant to Section 2.06(d), (i) each of the Holdings Stock Rights will be exercisable for that number of whole shares of Holdings Stock equal to the product of the number of shares of Parent Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by the Conversion Ratio then in effect and rounded down to the nearest whole number of shares of Holdings Stock, and (ii) the per share exercise price for the shares of Holdings Stock issuable upon exercise of such Holdings Stock Right will be equal to the quotient determined by dividing the exercise price per share of Parent Stock at which each such option or warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio then in effect, rounded down to the nearest whole cent. At or prior to the Effective Time, Holdings shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Stock Rights remain outstanding, a sufficient number of shares of Holdings Stock for delivery upon the exercise of such Holdings Stock Rights.

(c) Cancellation of Holdings Stock and Parent Stock Owned by Parent. At the Effective Time, if there are any shares of Holdings Stock or Parent Stock that are owned by the Parent or any shares of Holdings Stock or Parent Stock owned by any direct or indirect wholly-owned Subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into Holdings Stock or Parent Stock), reorganization, recapitalization or other like change with respect to Holdings Stock or Parent Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Parent Stock and Holdings Stock the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(e) No Fractional Shares. No fractional shares of Holdings Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any stockholder of Parent or holder of Parent Stock Rights who would otherwise be entitled to receive a fraction of a share of Holdings Stock (after aggregating all fractional shares of Holdings Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Holdings Stock on the Over-the-Counter Bulletin Board (“OTCBB”), or such other public trading market on which the Holdings Stock may be trading at such time, on the Closing Date.

(f) Transfers of Ownership. If any certificate for shares of Holdings Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Holdings or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Holdings Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Holdings or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.06, none of Parent, Merger Sub, Holdings or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.07 Surrender of Certificates. All shares of Holdings Stock issued upon the surrender of shares of Parent Stock in accordance with the terms hereof, and all Holdings Stock Rights issued upon surrender of Parent Stock Rights in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Stock shall also apply to the Holdings Stock so issued in exchange.

2.08 Lost, Stolen or Destroyed Certificates. In the event any certificates or Parent Stock Rights Agreements shall have been lost, stolen or destroyed, Holdings shall issue in exchange for such lost, stolen or destroyed certificates or Parent Stock Rights Agreements, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such shares of Holdings Stock or Holdings Stock Rights, as may be required pursuant to Section 2.07; provided, however, that Holdings may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates or Parent Stock Rights Agreement to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdings with respect to the certificates or Parent Stock Rights Agreements alleged to have been lost, stolen or destroyed.

2.09 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Merger Sub, the officers and directors of Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 3
 THE BUSINESS COMBINATION

3.01 Purchase of the Membership Interests from the Members. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Members shall sell, transfer, convey, assign and deliver to Holdings, and Holdings shall purchase, acquire and accept from the Members, all of the Membership Interests. If certificated, at the Closing the Members shall deliver to Holdings certificates evidencing the Membership Interests duly endorsed in blank or with applicable powers duly executed by the Members.

3.02 Closing. The Closing shall take place at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102 at 10:00 a.m., Eastern Time, on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or wavier or such conditions), unless another time or date is agreed to in writing. The documents to be delivered at the Closing (other than certificates evidencing the Membership Interests, if applicable) may, at the election of the parties, be exchanged by facsimile or electronic transmission in portable document format (“PDF”) upon a written undertaking to provide original executed copies within one business day following the Closing.

3.03 Purchase Price. The purchase price to be paid by Holdings for the Membership Interests (the “Purchase Price”) shall consist of the following: (a) $5,000,000 in cash to the Members by wire transfer or delivery of other immediately available funds (the “Cash Consideration”), (b) 4,400,000 shares of Holdings Stock (the “Stock Consideration”) issued and delivered to the Members, and (c) 600,000 shares of Holdings Stock (the “Escrow Shares”) issued to the Members and deposited with an escrow agent, mutually saatisfactory to the Company and the Company (the “Escrow Agent”). The Escrow Shares will be available to satisfy any amounts owed after the Closing under this Agreement in accordance with the terms of an Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

3.04 Contingent Consideration.

(a) First Contingent Payment. As additional consideration for the sale and transfer of the Membership Interests, if (i) the last publicly-quoted sale price of Holdings Stock is no less than $7.50 per share (subject to adjustment for any stock splits, reverse stock splits and combinations after the date hereof) for any 20 trading days within any 30-trading day period on or before June 30, 2011 or (ii) Holdings’ EBITDA for the fiscal year ended June 30, 2009 is at least $5,000,000 but less than $10,000,000, then Holdings shall issue to the Members an additional 1,650,000 shares of Holdings Stock (subject to adjustment for any stock splits, reverse stock splits and combinations after the date hereof) (the “First Contingent Payment”). The First Contingent Payment shall, if applicable, be issued to the Members within ten business days following the satisfaction of either of the conditions set forth in this Section 3.04(a); provided that the determination of Holdings’ EBITDA shall be made upon the filing of Holdings’ Form 10-K for the fiscal year ended June 30, 2009.

(b) Second Contingent Payment. As additional consideration for the sale and transfer of the Membership Interests, if (i) the last publicly-quoted sale price of Holdings Stock is no less than $8.75 per share (subject to adjustment for any stock splits, reverse stock splits and combinations after the date hereof) for any 20 trading days within any 30-trading day period on or before June 30, 2011 or (ii) Holdings’ EBITDA for any of the fiscal years ended June 30, 2009, 2010 or 2011 is at least $10,000,000, then Holdings shall issue to the Members the difference of 3,000,000 shares of Holdings Stock less any shares of Holdings Stock previously issued or then issuable under Section 3.04(a) (subject to adjustment for any stock splits, reverse stock splits and combinations after the date hereof) (the “Second Contingent Payment”). The Second Contingent Payment shall, if applicable, be issued to the Members within ten days following the satisfaction of either of the conditions set forth in this Section 3.04(b); provided that the determination of Holdings’ EBITDA shall be made upon the filing of Holdings’ Form 10-K for the fiscal year ended June 30, 2009, 2010 or 2011, as applicable.

(c) Acceleration of Contingent Payments. At any time prior to June 30, 2011, if there is a Change in Control and the First Contingent Payment and/or the Second Contingent Payment have not previously been issued to the Members, then Holdings shall issue to the Members the greater of the following, if applicable:

(i) if the price per share paid for a share of Holdings Stock in the Change in Control is at least $7.50 (subject to adjustment for any stock splits, reverse stock splits or combinations or any business combination not constituting a Change of Control after the date hereof), then Holdings shall, immediately upon the consummation of the Change in Control, issue to the Members the First Contingent Payment and, if the price per share paid for a share of Holdings Stock in the Change in Control is at least $8.75 (subject to adjustment for any stock splits, reverse stock splits or combinations after the date hereof), the Second Contingent Payment; or

(ii) if Holdings’ EBITDA for the 12 month period immediately preceding the Change in Control (the “TTM EBITDA”) is at least $5,000,000, then Holdings shall, immediately upon the consummation of the Change in Control, issue to the Members (A) the First Contingent Payment and (B) that portion of the Second Contingent Payment equal to 1,350,000 shares of Holdings Stock multiplied by a fraction, the numerator of which is the TTM EBITDA minus $5,000,000 and the denominator of which is $5,000,000; provided that the Second Contingent Payment shall not exceed 1,350,000 shares of Holdings Stock.

(d) If any transaction occurs that would otherwise constitute a Change of Control but for the fact that the executive officers of Holdings retain their positions, then the EBITDA thresholds for purposes of (a) and (b) hereof shall be based upon Holdings’ Core Business. For purposes hereof, the Core Business shall mean the operations that would have comprised Holdings’ business had the transaction not occurred. The Core Business shall be based upon any Company completed titles and Company titles being developed at the date of the transaction and any titles developed after the transaction. If Holdings, acting through its independent directors, and the Members cannot agree on the EBITDA of the Core Business, Holdings shall submit the determination thereof to an independent accounting firm who shall determine the EBITDA and whose determination shall be binding upon the parties.

3.05 Allocation of Consideration. The Purchase Price, and the First Contingent Payment and the Second Contingent Payment, if any, will be payable ratably to the Members in accordance with their percentage of Membership Interests set forth on Schedule I attached hereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company and the Members concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), which shall identify exceptions by specific section references, each of the Company and the Members severally and jointly represent and warrant to Parent, Holdings and Merger Sub, as set forth below in this Article IV.

4.01 Organization and Qualification.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles of organization and operating agreement of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of its articles of organization or operating agreement.

(b)  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 4.01(b).

4.02 Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Subsidiary.

4.03 Capitalization.

(a) The capitalization of the Company consists of the Membership Interests set forth on Schedule 4.03(a). All of the Membership Interests are validly issued, fully paid and nonassessable. All of the Membership Interests are owned by the Members free and clear of any Liens and each Member has all right to sell and transfer their respective Membership Interests as contemplated by this Agreement and upon such sale and transfer, such Membership Interests shall be acquired by Holdings as contemplated by Section 3.01 of this Agreement free and clear of any Liens.

(b) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Membership Interests or similar equity security of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) All Membership Interests have been issued in compliance with all applicable securities laws and other applicable laws and regulations.

(d) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(f) No Membership Interests are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

4.04 Authority Relative to this Agreement.

(a) The Company and each of the Members has all necessary power and authority to execute and deliver this Agreement and to perform its, his or her obligations hereunder and to consummate the transactions contemplated hereby (including the Business Combination).

(b) The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Business Combination) have been duly and validly authorized by all necessary limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company or the Members are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the applicable law and the terms and conditions of this Agreement.

(c) This Agreement has been duly and validly executed and delivered by each of the Members, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each Member, enforceable against each Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and the Members does not, and the performance of this Agreement by such Persons shall not, (i) conflict with or violate the Company’s articles of organization or operating agreement, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by each of the Company and the Members does not, and the performance of this Agreement by such Persons shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act of 1933, amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 4.05(b) hereto, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Holdings or the Surviving Corporation or prevent consummation of the Merger or the Business Combination or otherwise prevent the parties hereto from performing their obligations under this Agreement.

4.06 Compliance. The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.06, no written notice of non-compliance with any Legal Requirements has been received by the Company. The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

4.07 Financial Statements.

(a) The Company has provided to Parent audited financial statements (including any related notes thereto) for the fiscal years ended June 30, 2007, 2006 and 2005 (the “Annual Financial Statements”). The Annual Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The Company has provided to Parent a correct and complete copy of the unaudited financial statements of the Company for the four-month period ended October 31, 2007, (collectively, the “Stub Financial Statements”). The Stub Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Annual Financial Statements and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal audit adjustments.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Annual Financial Statements and the Stub Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Company’s knowledge, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) to the Company’s knowledge, are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

4.08 No Undisclosed Liabilities. Except as set forth in Schedule 4.08 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (a) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Stub Financial Statements or in the notes to the Annual Financial Statements, and (b) liabilities arising in the ordinary course of the Company’s business since October 31, 2007, none of which would have a Material Adverse Effect on the Company.

4.09 Absence of Certain Changes or Events. Except as set forth in Schedule 4.09 hereto or in the Stub Financial Statements, since October  31, 2007, there has not been: (a) any Material Adverse Effect on the Company, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Membership Interests, or any purchase, redemption or other acquisition by the Company of any of the Membership Interests or any other equity securities of the Company or any options, warrants, calls or rights to acquire Membership Interests or any other equity securities of the Company, (c) any split, combination or reclassification of any of the Company’s equity securities, (d) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (e) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (f) any material change by the Company in its accounting methods, principles or practices, (g) any change in the auditors of the Company, (h) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (i) any agreement, whether written or oral, to do any of the foregoing.

4.10 Litigation.

(a) Schedule 4.10(a) sets forth all claims, suits, actions or proceedings pending or, to the knowledge of the Company and the Members, threatened against the Company or any manager or officer thereof before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.

(b) Except as disclosed in Schedule 4.10(b) hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company and the Members, threatened against the Company or the Members before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Business Combination.

4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former manager, officer, employee or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company of the Members, threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Holdings, the Surviving Corporation or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 4.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Member, manager, officer or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12 Labor and Employment Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees. Any action, complaint or investigation brought against the Company by the National Labor Relations Board or any other federal, foreign, state, provincial or local government or agency or administrative body since inception of the Company is listed on Schedule 4.12 hereto. There are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Members, threatened in writing between the Company, on the one hand, and any of their respective employees or former employees, on the other hand. The Company is currently in compliance with all laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company.

4.13 Restrictions on Business Activities. Except as disclosed in Schedule 4.13 hereto, to the knowledge of the Company and the Members, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.14 Title to Property.

(a) The Company does not own any real property or any options or other contracts under which the Company has a right to acquire any interest in real property.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Annual Financial Statements, other than those entered into or acquired on or after July 1, 2007 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Annual Financial Statements or in Schedule 4.14 hereto, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the knowledge of the Company and the Members, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

4.15 Taxes. Except as set forth in Schedule 4.15 hereto:

(a) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(b) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) To the knowledge of the Company and the Members, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(f) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Annual Financial Statements or the Stub Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

(g) Neither the Company nor any Member has taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger and the Business Combination from qualifying as tax free transactions pursuant to Section 351 of the Code.

4.16 Environmental Matters.

(a) Except as disclosed in Schedule 4.16(a) hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws; (ii) the properties currently operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the knowledge of the Company or the Members, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) Schedule 4.16(b) sets forth all environmental studies and investigations completed or in process with respect to the Company or its properties or assets, including all phase reports, that are known to the Company or the Members. All such written reports and material documentation relating to any such study or investigation has been provided by the Company to Parent.

4.17 Intellectual Property.

(a) Schedule 4.17(a) hereto contains a description of all material Intellectual Property of the Company.

(b) Except as disclosed in Schedule 4.17(b) hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company owns or has enforceable rights to use all material Intellectual Property required for the conduct of its business as presently conducted or to be conducted. Except as disclosed in Schedule 4.17(c) hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(d) To the Company’ knowledge, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices. Except as disclosed in Schedule 4.17(d), or as otherwise set forth in any electronic game development agreements, the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intellectual Property of others; (b) no royalties, honorariums or fees are payable by it to any person by reason of the ownership or use of any of the Intellectual Property; (c) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property and no grounds for any such claims exist; (d) the Company has not made any claim of any violation or infringement by others of any of its Intellectual Property or interests therein and, no grounds for any such claims exist; (e) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property, and neither the use of the Intellectual Property nor the operation of its business is infringing or has infringed upon any intellectual property rights of others; (f) the Intellectual Property is sufficient and includes all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (g) no interest in the Company’s Intellectual Property has been assigned, transferred, licensed or sublicensed by any Company to any person; (h) to the extent that any item constituting part of the Intellectual Property has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 4.17 and were duly made and remain in full force and effect; (i)  there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intellectual Property; (j) to the extent any of the Intellectual Property constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (k) the Company’s current Intellectual Property will remain in full force and effect following the Closing without alteration or impairment.

4.18 Agreements, Contracts and Commitments.

(a) Schedule 4.18(a) hereto sets forth a complete and accurate list of (A) each Company Contract providing for payments (present or future) to the Company in excess of $25,000 in the aggregate, under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $25,000, or that otherwise is material to the businesses, operations, assets or condition (financial or otherwise) of the Company and (B) without limitation of clause (A), each of the following Company Contracts (the “Material Company Contracts”):

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director, stockholder or holder of derivative securities of the Company (each such person, an “Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment or management;

(v) any Company Contract made other than in the ordinary course of business or (i) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (ii) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix)  any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $10,000);

(x) any Company Contract to which any Insider of the Company is a party; and

(xi) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the knowledge of the Company and the Members, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies), except where same has not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company and the Members, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and offers and proposals, which, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or oral offers and proposals, which if accepted, would constitute Material Company Contracts), and of all outstanding offers and proposals of the Company have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 4.18(c), neither the Company nor, to the knowledge of the Company and the Members, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

4.19 Insurance. Schedule 4.19 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are, to the Company’s knowledge, adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

4.20 Governmental Actions/Filings.

(a) Except as set forth in Schedule 4.20(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 4.20(a) hereto, will not expire prior to December 31, 2008, and the Company is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b) Except as set forth in Schedule 4.20(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

4.21 Interested Party Transactions.

(a) Except as set forth in the Schedule 4.21 hereto, no Member, employee, officer or manager of the Company or a member of his or her immediate family:

(i) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary for services rendered, (B) reimbursement for reasonable expenses incurred on behalf of the Company, and (C) for other employee benefits made generally available to all employees.

(ii) to the knowledge of the Company and the Members, has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each Member, employee, officer or manager of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company.

(iii) is directly, or to the knowledge of the Company and the Members, indirectly interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

(b) The Company is not a guarantor to the debt or other obligations of any of its Members, employees, officers, managers or affiliates (“Company Guarantees”).

4.22 Manager Approval. The managers of the Company have, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

4.23 Member Approval. The Membership Interests owned by the Members constitute, in the aggregate, all of the outstanding equity interest in the Company, and therefore represent the requisite approval necessary for the adoption of this Agreement and the approval of the Business Combination by the Members of the Company in accordance with the Company’s articles of organization and operating agreement and applicable law.

4.24 Brokers; Third Party Expenses. Except as provided in Section 7.16, neither the Company nor any Member has incurred, or will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No Membership Interests or other equity securities, options, warrants or other securities of any of the Company, Parent, Holdings or the Surviving Corporation are payable by the Company or any Member to any third party by the Company as a result of the Business Combination.

4.25 Information. The written information specifically regarding the Company or a Member in the combined registration/proxy statement on Form S-4 (or such successor form as shall then be appropriate) pursuant to which the Holdings Stock will be registered under the Securities Act (including any amendments or supplements thereto, the “Registration Statement”) shall not, at the time the Registration Statement is declared effective by the SEC and at the Closing Date, contain, to the Knowledge of the Company or the Members, (i) any untrue statement of a material fact; or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The written information specifically regarding the Company included in the proxy statement made part of the Registration Statement to be sent to the stockholders of the Parent in connection with the special meeting of stockholders of the Parent (the “Special Meeting”) to consider and vote on a proposal to adopt this Agreement (such proxy statement/prospectus, as the same may be amended or supplemented, the “Merger Proxy/Prospectus”) shall not on the date the Merger Proxy/Prospectus is first mailed to the stockholders of the Parent, at the time of the Special Meeting and at the Closing Date, to the Knowledge of the Company or the Members (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Parent for the Special Meeting which has in the interim become false or misleading in any material respect.

The representations and warranties of the Company and the Members included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are, to the Knowledge of the Company and the Members (i) true and complete in all material respects, (ii) do not contain any untrue statement of a material fact or (iii) omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule delivered by Parent concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), which shall identify exceptions by specific section references, Parent, Holdings and Merger Sub severally and jointly represent and warrant to the Company and the Members as set forth below in this Article V.

5.01 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the certificate of incorporation and bylaws of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s certificate of incorporation and bylaws.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

5.02 Subsidiaries.

(a) Except for Holdings, which is a wholly-owned Subsidiary of Parent, and Merger Sub, which is a wholly-owned Subsidiary of Holdings, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Holdings and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have the requisite power and authority to own, lease and operate their assets and properties and to carry on their business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the certificates of incorporation and bylaws of Holdings and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company. Neither Holdings nor Merger Sub are in violation of any of the provisions of their certificates of incorporation or bylaws.

(c) Holdings and Merger Sub do not have any assets or properties of any kind, does not now conduct and has never conducted any business, and have and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

5.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 24,000,000 shares of Parent Common Stock, 7,000,000 shares of Parent Class B Common Stock and 5,000 shares of preferred stock, par value $.0001 per share (“Parent Preferred Stock”), of which 920,100 shares of Parent Common Stock, 5,980,000 shares of Parent Class B Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. (i) No shares of Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock, Parent Class B Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock, Parent Class B Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, Parent Class B Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(b) As of the date of this Agreement, the authorized capital stock of Holdings consists of 31,000,000 shares of Holdings Stock and 5,000 shares of preferred stock, par value $.0001 per share (“Holdings Preferred Stock”), of which one share of Holdings Stock and no shares of Holdings Preferred Stock are issued and outstanding, which share is validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, (i) no shares of Holdings Stock or Holdings Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Holdings Stock or Holdings Preferred Stock granted to employees of Holdings or other parties (“Holdings Stock Options”) and there are no outstanding Holdings Stock Options; (ii) no shares of Holdings Stock or Holdings Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Holdings Stock or Holdings Preferred Stock (“Holdings Warrants”) and there are no outstanding Holdings Warrants; and (iii) no shares of Holdings Stock or Holdings Preferred Stock are reserved for issuance upon the conversion of the Holdings Preferred Stock or any outstanding convertible notes, debentures or securities (“Holdings Convertible Securities”).

(c) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share (“Merger Sub Stock”), of which one share of Merger Sub Stock is issued and outstanding, which share is validly issued, fully paid and nonassessable. No shares of Merger Sub Stock are reserved for issuance upon the exercise of outstanding options to purchase Merger Sub Stock granted to employees of Merger Sub or other parties (“Merger Sub Stock Options”) and there are no outstanding Merger Sub Stock Options and no shares of Merger Sub Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Merger Sub Stock (“Merger Sub Warrants”) and there are no outstanding Merger Sub Warrants.

(d) The shares of Holdings Stock to be issued by Holdings in connection with the Merger and the Business Combination, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Holdings Stock will be fully paid and nonassessable.

(e) Except as contemplated by this Agreement or as expressly set forth in the Parent SEC Reports, there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Parent or Holdings is a party or by which Parent or Holdings is bound with respect to any equity security of any class of Parent or Holdings.

(f) Except for the Holdings Stock Rights or as provided for in this Agreement, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or Holdings are issuable and no rights in connection with any shares, warrants, options or other securities of Parent or Holdings accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

5.04 Authority Relative to this Agreement. Each of Parent, Holdings and Merger Sub has full corporate power and authority to: (a) execute, deliver and perform this Agreement, and each ancillary document that Parent, Holdings or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out Parent’s, Holdings’ and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent, Holdings and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, Holdings and Merger Sub (including the approval by their respective boards of directors), and no other corporate proceedings on the part of Parent, Holdings or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the stockholders of Parent of the matters contained in the Merger Proxy/Prospectus. This Agreement has been duly and validly executed and delivered by Parent, Holdings and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent, Holdings and Merger Sub, enforceable against Parent, Holdings and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent, Holdings and Merger Sub do not, and the performance of this Agreement by Parent, Holdings and Merger Sub shall not: (i) conflict with or violate Parent’s, Holdings’ or Merger Sub’s certificate or incorporation or bylaws, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s, Holdings’ or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent, Holdings and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or the Business Combination or otherwise prevent the parties hereto from performing their obligations under this Agreement.

5.06 Compliance. Parent has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its certificate of incorporation or bylaws. No written notice of non-compliance with any Legal Requirements has been received by Parent.

5.07 SEC Filings; Financial Statements.

(a) Parent has made available to the Members a correct and complete copy of each report and registration statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent in the 12 month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

5.08 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (a) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (b) liabilities incurred since January 1, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

5.09 Indebtedness. Parent has no indebtedness for borrowed money.

5.10 Over-the-Counter Bulletin Board Quotation. The Parent Stock and warrants to purchase the Parent Stock are quoted on the OTCBB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD, Inc. (“NASD”) with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

5.11 Board Approval. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has unanimously (a) declared the advisability of the Merger and the Business Combination and approved this Agreement and the transactions contemplated hereby, (b) determined that the Merger and the Business Combination are in the best interests of the stockholders of Parent, and (c) determined that as of the date of such approval that the fair market value of the Company is equal to at least 80% of the net assets of Parent.

5.12 Trust Fund. As of December 31, 2007 there was $31,770,066.84, including interest thereon, held in the trust account established in connection with Parent’s initial public offering (the “Trust Account”) for use by the Parent in connection with a business combination as set forth in Parent’s certificate of incorporation. Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.

5.13 Brokers. Except as provided in Section 7.16, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE 6
COVENANTS

6.01 Merger Proxy/Prospectus; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company and the Members of all financial and other information required in the Merger Proxy/Prospectus, and other information relating to the Company and/or the Members as may reasonably be required for its preparation, Parent shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Stock to vote in favor of (i) the adoption of this Agreement, and the approval of the Merger and the Business Combination contemplated hereby (the “Agreement Proposal”), (ii) the election of five directors to Holdings’ board of directors, including Terry Phillips, three “independent” directors (as defined in the Nasdaq Marketplace Rules) two of whom are selected by Terry Phillips and reasonably acceptable to Parent and one “independent” director selected by Parent and reasonably acceptable to the Members (the “Board of Directors Proposal”), (iii) the approval of Holdings restated certificate of incorporation (the “Charter Proposal”) and (iv) the adoption of an equity incentive plan for Holdings covering up to 10% of the shares of Holdings Stock to be outstanding following the Closing, and otherwise in form and substance reasonably acceptable to Parent and the Members (the “Incentive Plan Proposal”), at the Special Meeting. The effectiveness of the Merger and the Business Combination shall be conditioned upon the approval of the Agreement Proposal, the Board of Directors Proposal, the Charter Proposal and the Incentive Plan Proposal. Such materials shall be in the form of the Merger Proxy/Prospectus to be used for the purpose of soliciting such proxies from holders of Parent Stock and registering the shares of Holdings Stock to be issued, upon consummation of the Merger, in exchange for the Parent Stock outstanding immediately prior to the Merger. The Merger Proxy/Prospectus shall include the registration shares underlying the Holdings Stock Rights to be issued in connection with the Merger. The Members and their counsel shall be given an opportunity to review and comment on the Merger Proxy/Prospectus prior to its filing with the SEC. Parent, with the assistance of Company, shall promptly respond to any SEC comments on the Merger Proxy/Prospectus and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. Parent shall retain a reputable proxy solicitation firm.

(b) As soon as practicable following the completion of the SEC review process, Parent shall distribute the Merger Proxy/Prospectus to the holders of Parent Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the Agreement Proposal, the Board of Directors Proposal, the Charter Proposal and the Incentive Plan Proposal and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

(c) Parent shall comply in all material respects with the applicable provisions of and rules under the Securities Act, Exchange Act and the applicable provisions of the DGCL in the preparation, filing and distribution of the Merger Proxy/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company and the Members, and their business or any other information specifically furnished by the Company and/or the Members in writing for inclusion in the Merger Proxy/Prospectus). Without limiting the foregoing, Parent shall ensure that the Merger Proxy/Prospectus does not, as of the date on which it is first distributed to stockholders of Parent, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company and the Members and their business or any other information specifically furnished by the Company and/or the Members in writing for inclusion in the Merger Proxy/Prospectus). Each of the Company and the Members severally and jointly represent and warrant that the information relating to the Company and the Members and their business included in the Merger Proxy/Prospectus will not as of the date on which the Merger Proxy/Prospectus (or any amendment or supplement thereto) is first distributed to stockholders of Parent or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. Each of the Company and the Members shall in good faith provide Parent with a letter, dated the date of the Merger Proxy/Prospectus and in form and substance reasonably acceptable to Parent, attaching the Merger Proxy/Prospectus and confirming the information included in the Merger Proxy/Prospectus relating to the Company or the Members. Any subsequent changes to such sections of the Merger Proxy/Prospectus without the consent of the Company and the Members shall be the responsibility of Parent.

6.02 Form 8-K. At least five days prior to Closing, Parent and Company shall jointly prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger and the Business Combination in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and the Members. Prior to Closing, Parent and the Company will prepare the press release announcing the consummation of the Merger and the Business Combination hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file and distribute the Press Release. Within four business days of the Closing, Parent shall file the Merger Form 8-K with the SEC.

6.03 Additional Registration Statement. Holdings, with the cooperation of Parent and the Company, shall in accordance with the provisions of this Section 6.03 and the terms of the Registration Rights Agreement (the “Founders Registration Agreement”) dated as of January 31, 2006 among Parent and the stockholders of Parent signatory thereto (the “Founders”) file with the SEC a registration statement (the “Additional Registration Statement”) within 15 days after the Closing and use their respective best efforts to cause the SEC to declare such Additional Registration Statement to be effective within 45 days after the filing thereof, to (a) register all warrants (and shares underlying such warrants) issued by Parent prior to Parent’s initial public offering (the “Founders’ Securities”) and (b) to register the Founders’ Securities for resale, pursuant to Rule 415 promulgated by the SEC under the Securities Act. If a Form S-3 filing is not available within 15 days after the Closing, Holdings shall file the Additional Registration Statement on Form S-1; provided, however, that in the event that Holding shall become eligible to use Form S-3, Holdings shall file in accordance with the Founders’ Registration Agreement file a replacement Additional Registration Statement on Form S-3. Holdings, with the cooperation of Parent and the Company, shall use their respective best efforts to cause the SEC to declare any Additional Registration Statement filed pursuant to this Section 6.03 to be effective within 45 days after the filing thereof. In the event that for whatever reason (a) the Additional Registration Statement is not filed by Holdings with the SEC as and when required by this Section 6.03 or (b) the Additional Registration Statement has not been declared effective by the SEC within 75 days from the filing, Holdings shall, within three business days of demand therefor, pay via a wire transfer to a single account designated by the holders of the Founders’ Securities, the sum of $100,000. Holdings shall make additional payments of $100,000 each 30 days thereafter up to a maximum of $300,000 until any such delay in filing or delay in effectiveness, respectively, of the Additional Registration Statement has ended. The obligation of Holdings to make such payments, which represent liquidated damages and are not penalties, shall be in addition to any other remedies that may be available to the Founders in the event of a violation of this Section 6.03 or of the Founders’ Registration Agreement. The timing provisions of this Section 6.03 shall be controlling in the event of any conflict between such provisions and the provisions of the Founders’ Registration Agreement.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.01 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each of Parent and the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its business, and in the case of Parent, Parent agrees to cause Holdings and Merger Sub to carry on their respective businesses, in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, use its reasonable best efforts consistent with past practice to keep available the services of its officers and key employees and use its reasonable best efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Each of Parent and the Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its business and of any event that would have a Material Adverse Effect on Parent or Company.

7.02 Restrictions on Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly contemplated by this Agreement, neither Parent nor Company shall do, cause or permit any of the following, or in the case of the Parent, allow, cause or permit any of Holdings or Merger Sub to do, cause or permit any of the following, without the prior written consent of the other:

(a) Charter Documents. Cause or permit any amendments to its certificate of incorporation, articles of organization, bylaws, operating agreement or other equivalent organizational documents;

(b) Dividends; Changes in Member Interests. Except in the case of the Company distributing to its Members from time to time at or prior to the Closing all or part of the Company’s Excess Cash (“Excess Cash” shall mean 80% of the Company’s total available cash-on-hand generated from sales in the ordinary course of business if the cash remaining in the Company’s business immediately following any distribution is sufficient to continue to operate the business in the ordinary course for at least two months thereafter), declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its membership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests, or repurchase or otherwise acquire, directly or indirectly, any of its membership interests;

(c) Material Contracts. Other than in the case of the Company in the ordinary course of business, enter into any new material contract, or violate, amend or otherwise modify or waive any of the terms of any existing material contract or Material Company Contract, other than upon prior consultation with, and prior written consent (which shall not be unreasonably withheld) of the other parties to this Agreement.

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any equity securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such equity securities or other convertible securities;

(e) Intellectual Property. Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

(g) Indebtedness. Except in its ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements or the Company Financial Statements, as applicable;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $100,000 individually or in the aggregate;

(j) Acquisitions. Except as contemplated by this Agreement, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, or acquire any equity securities of any corporation, partnership, association or business organization;

(k) Taxes. In the case of the Company, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l) Accounting Policies and Procedures. Make any change to its financial accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(m) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 7.02(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

7.03 No Claim Against Trust Account. The Company and the Members hereby waive all rights against Parent to collect from the Trust Account any moneys that may be owed to the Company or the Members by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (other than as a result of the consummation of the Business Combination, pursuant to which Company would have the right to collect the monies in the Trust Account), and will not seek recourse against the Trust Account for any reason whatsoever.

7.04 Access to Information.

(a) Except as prohibited by applicable law, each of Parent and the Company shall afford the other and its accountants, counsel and other representatives (the “Representatives”), reasonable access during normal business hours during the period prior to the Closing Date to (i) all of such party’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request. Each of Parent and the Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Parent also agrees to cause each of Holdings and Merger Sub to afford the Company and its Representatives such access to information described above.

(b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) No information or knowledge obtained in any investigation pursuant to this Section 7.04 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger or the Business Combination.

(d) Each of Parent and the Company shall provide the other and its Representatives reasonable access, during normal business hours during the period prior to the Closing Date, to all of such party’s Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party: (i) a schedule of the types of Tax Returns filed by Parent or Company, as applicable, in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all Tax elections filed in each jurisdiction by Parent or Company, as applicable, and (v) receipts for any Taxes paid to foreign Tax authorities.

7.05 Confidential Information; Non-Solicitation or Negotiation.

(a) Confidential Information. Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any Governmental Entity or securities exchange, or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its Members, stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party through its own independent investigations of the other party or received by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party. In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, the parties shall return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by such parties in connection with this Agreement.

(b) No Solicitation or Negotiation. Unless and until this Agreement is terminated or consummated, none of the Company, the Members, Parent, Holdings and Merger Sub shall suffer or permit their respective directors, officers, stockholders, employees, representatives, agents, investment bankers, advisors, accountants or attorneys, to initiate or solicit, directly or indirectly, any inquiries or the making of any offer or proposal that constitutes or would be reasonably expected to lead to a proposal or offer (other than as expressly contemplated by this Agreement) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving any of the Company, Parent, Holdings or Merger Sub or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, Company, Parent, Holdings or Merger Sub (an “Alternative Proposal”) from any person and/or entity, or engage in negotiations or discussions relating thereto or accept any Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal. The Company and the Members on the one hand, and Parent, Holdings and Merger Sub on the other hand, shall notify the other orally and in writing of the receipt of any such inquiries, offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the person and/or entity making it and a copy of any written Alternative Proposal), as promptly as practicable and in any event within 48 hours after the receipt thereof, and shall keep the other parties informed of the status and details of any such inquiry, offer or proposal. The Company, Members, Parent, Holdings and Merger Sub shall immediately terminate any existing solicitation, activity, discussion or negotiation with any person and/or entity hereafter conducted by them or by any officer, employee, director, stockholder or other representative thereof with respect to the foregoing.

7.06 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

7.07 Consents; Cooperation.

(a) Each of Parent, Holdings and Merger Sub shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

(b) Each of Parent, Holdings, the Company and the Members shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Business Combination. Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its Material Company Contracts in connection with the Business Combination.

(c) Notwithstanding anything to the contrary in Section 7.07(a), the Company shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

7.08 Legal Requirements. Each of the parties hereto shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

7.09 Blue Sky Laws. Holdings shall use its best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Holdings Stock and other securities of Holdings in connection with the Merger and the Business Combination. The Company shall use its best efforts to assist Holdings as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Holdings Stock and other securities of Holdings in connection with the Business Combination.

7.10 No Holdings Stock Transactions. The Members shall not, prior to 180 days after the Closing, sell, transfer or otherwise dispose of an interest in any of the shares of Holdings Stock he or she receives as a result of the Business Combination other than as permitted pursuant to the lock-up agreement in the form attached hereto as Exhibit C executed by such Persons concurrently with the execution of this Agreement (each a “Lock-Up Agreement”).

7.11 Registration Rights. At the Closing, Holdings and the Members shall execute and deliver a registration rights agreement in the form attached hereto as Exhibit D with respect to registration of the Stock Consideration, the Escrow Shares, the First Contingent Payment and the Second Contingent Payment (the “Registration Rights Agreement”).

7.12 Employment Agreements. At the Closing, Holdings and Terry Phillips shall enter into an employment agreement in the form attached hereto as Exhibit E (the “Executive Chairman Agreement”) to serve as Holdings’ Executive Chairman. At or before the Closing, Melanie Mroz shall enter into an employment agreement in the form attached hereto as Exhibit F (the “CEO Employment Agreement”) to serve as the Chief Executive Officer of Holdings.

7.13 Further Assurances and Guaranty. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Upon the Closing, Holdings shall guaranty and perform all obligations of Parent existing prior to the Merger.

7.14 Indemnification. All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent and the Company as provided in the organic documents of Parent and the Company or in any indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms. If Holdings, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holding or the Company, respectively, assume the obligations set forth in this Section 7.15. The provisions of this Section 7.15 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent, Holdings or Company for all periods ending on or before the Closing Date and may not be changed without the consent of each consent of each person that may be adversely affected thereby.

7.15 Advisory and Other Fees. Parent acknowledges that the Company has agreed that at the Closing, HCFP Brenner (“Brenner”) will be paid $2,500,000 from the Trust Account and issued 250,000 Class Z warrants by Holdings for its representation of the Company and in lieu of any and all other fees otherwise payable to HCFP Brenner by Parent or the Company.

ARTICLE 8
CONDITIONS TO CLOSING

8.01 Conditions Precedent to the Obligation of Parent, Holdings and Merger Sub to Consummate the Merger and the Business Combination. The obligations of Parent, Holdings and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, (any of which may be waived, in writing, by Parent, with the exception of the conditions set forth in Sections 9.01(a), (b), (c)):

(a) Agreement Proposal. The Agreement Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under Parent’s certificate of incorporation and the DGCL

(b) Parent Stock. Holders of 20% or more of the shares of Parent Class B Common Stock shall not have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s certificate of incorporation.

(c) Merger Proxy/Prospectus. The Merger Proxy/Prospectus shall have been declared effective by the SEC and there shall be no stop order pending or threatened in connection therewith.

(d) Representations, Warranties and Covenants.

(i) The representations and warranties of Company and the Members in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date); and

(ii) The Company and the Members shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(e) Certificate of Officer. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer certifying that the conditions set forth in Section 8.01(e) shall have been fulfilled.

(f) Closing Deliveries. The Company and or the Members shall deliver to Parent at the Closing such documents, instruments or certificates as Parent may reasonably request, including without limitation:

(i) certificates, if any, representing the Membership Interests duly endorsed in accordance with Section 3.01;

(ii) a certificate of the Secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the articles of organization and operating agreement of the Company;

(iii) a counterpart of the Lock-Up Agreement executed by each of the Members;

(iv) a counterpart of the Escrow Agreement executed by each of the Members and the Escrow Agent;

(v) a counterpart of the Registration Rights Agreement executed by each of the Members;

(vi) a counterpart of the Executive Chairman Agreement executed by Terry Phillips;

(vii) a counterpart of the CEO Employment Agreement;

(viii) all consents, permissions, approvals, novations, authorizations or waivers, in form reasonably satisfactory to Parent, required to be obtained under this Agreement; and

(ix) a cross receipt executed by the Members for the Cash Consideration and the Stock Consideration.

(g) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Company’s conduct or operation of the business of the Company following the Business Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(h) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Holdings, Merger Sub, the Company or any Members, or against any affiliate thereof, any proceeding (which proceeding remains unresolved as of the Closing Date) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(i) No Material Adverse Changes. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

(j) Governmental Approvals. The Company and the Members shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Business Combination.

8.02 Conditions Precedent to the Obligation of the Company and the Members to Consummate the Business Combination. The obligations of the Company and the Members to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Agreement Proposal. The Agreement Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under Parent’s certificate of incorporation and the DGCL.

(b) Parent Stock. Holders of 20% or more of the shares of Parent Class B Common Stock shall not have exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with the Parent’s certificate of incorporation.

(c) Board of Directors Proposal. The Board of Directors Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s certificate of incorporation.

(d) Charter Proposal. The Charter Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s certificate of incorporation.

(e) Incentive Plan Proposal. The Incentive Plan Proposal shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Parent’s certificate of incorporation.

(f) Merger Proxy/Prospectus. The Merger Proxy/Prospectus shall have been declared effective by the SEC and there shall be no stop order pending or threatened in connection therewith.

(g) Representations, Warranties and Covenants.

(i) The representations and warranties of Parent, Holdings and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date); and

(ii) Parent, Holdings and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

(h) Certificate of Officer. The Company shall have been provided with a certificate executed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Section 8.02(d) shall have been fulfilled.

(i) Closing Deliveries. Parent, Holdings and Merger Sub shall deliver to the Members at the Closing such documents, instruments or certificates as the Members may reasonably request, including without limitation:

(i) the Cash Consideration;

(ii) share certificates evidencing the Stock Consideration;

(iii) shares certificates evidencing the Escrow Shares delivered to the Escrow Agent;

(iv) certificates of the Secretaries of Holdings and Merger Sub attesting to the incumbency of their respective officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of their respective certificates of incorporation and bylaws;

(v) a resignation, effective as of the Closing, of each officer and director of Holdings from each such position (except for any director of Holdings who is named in Schedule II hereto), executed by such person;

(vi) a counterpart of the Lock-Up Agreement executed by Holdings;

(vii) a counterpart of the Escrow Agreement executed by Holdings;

(viii) a counterpart of the Registration Rights Agreement executed by Holdings;

(ix) a counterpart of the Executive Chairman Agreement executed by Holdings;

(x) a counterpart of the CEO Employment Agreements executed by Holdings; and

(xi) a cross receipt executed by Holdings for the Membership Interests.

(j) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s conduct or operation of the business of Parent and its Subsidiaries, following the Merger and the Business Combination shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(k) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Parent, Holdings or Merger Sub, or any change that has a Material Adverse Effect on Parent, Holdings or Merger Sub.

(l) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Holdings, Merger Sub, the Company or any Members, or against any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

(m) Stock Quotation. The Holdings Stock at Closing shall be quoted on the OTCBB, and there will be no action or proceeding pending or threatened against Holdings by the NASD to prohibit or terminate the quotation of Holdings Stock on the OTCBB.

(n) SEC Compliance. Immediately prior to the Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act, and shall have timely filed all Exchange Act reports for the 12 month period preceding the Closing.

(o) Disbursement of Trust Account. Parent shall have made all necessary arrangements, including notice to American Stock Transfer & Trust Company, the trustee of the trust account, prior to the Closing Date, for the disbursement of the proceeds of the Trust Account to be made at the Effective Time, subject to any amounts to be held for the redemption of any shares of Parent Class B Common Stock.

(p) Governmental Approvals. Parent, Holdings and Merger Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement, the Merger and the Business Combination.

ARTICLE 9
INDEMNIFICATION; REMEDIES

9.01 Indemnification of Holdings and Surviving Corporation.

(a) Subject to the terms and conditions of this Article IX (including without limitation the limitations set forth in Section 9.04), Holdings, the Surviving Corporation, the Company and their respective representatives, successors and permitted assigns (the “Indemnitees”) shall be indemnified, defended and held harmless by the Members, jointly and severally, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company and/or the Members contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company or the Members to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of the Company and/or the Members contained in this Agreement.

(b) As used in this Article IX, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.

9.02 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article IX with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Holdings, the Surviving Corporation or the Company by a Person other than a Member (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Holdings, acting on its on behalf and on behalf of the Surviving Corporation and the Company, will give the Members prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Members shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Members jointly shall have the right, at their option (subject to the limitations set forth in Section 9.02(c) below) and at their own expense, by written notice to Holdings, to assume the entire control of, subject to the right of Holdings to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Holdings to be the lead counsel in connection with such defense. If the Members are permitted and elect to assume the defense of a Third Party Claim:

(i) the Members shall diligently and in good faith defend such Third Party Claim and shall keep Holdings reasonably informed of the status of such defense; provided, however, that Holdings shall have the right to approve any settlement, which approval shall not be unreasonably delayed, withheld or conditioned; and

(ii) Holdings shall cooperate fully in all respects with the Members in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Holdings shall make available to the Members all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Members shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Holdings, the Surviving Corporation or the Company; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Holdings, the Surviving Corporation or the Company other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Holdings against the Members and shall not affect the Members’ duty or obligations under this Article IX, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Members to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Members are obligated to be greater than such damages would have been had Holdings given the Members prompt notice hereunder. So long as the Members are defending any such action actively and in good faith, Holdings shall not settle such action.

(e) Failure to Defend. If the Members, promptly after receiving a Notice of Claim, fail to defend such Third Party Claim actively and in good faith, Holdings will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Members shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f) Holdings’ Rights. Anything in this Section 9.02 to the contrary notwithstanding, the Members shall not, without the written consent of Holdings, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Holdings of a full and unconditional release from all liability and obligation in respect of such action without any payment by Holdings.

(g) Member Consent. Unless the Members have consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

9.03 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article IX are covered by insurance, Holdings shall use best efforts to obtain the maximum recovery under such insurance; provided that Holdings shall nevertheless be entitled to bring a claim for indemnification under this Article IX in respect of such Losses and the time limitations set forth in Section 9.04 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Holdings for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Members. If Holdings has received the payment required by this Agreement from the Members in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Members and shall pay to the Members, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Members pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (b) relieved of the responsibility to pay any claims for which it is obligated.

9.04 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company and/or the Members to Parent in connection with this Agreement (including the certificates required to be delivered by the Company pursuant to Section 8.01) shall survive the Closing until the later of (a) the 60th day after Holdings files with the SEC its annual report on Form 10-K for its fiscal year ended June 30, 2009, or (b) the 15 month anniversary of the Closing Date (the “Survival Period”). Any claim made by a party hereunder shall be preserved despite the subsequent expiration of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article IX shall be brought after the end of the Survival Period.

(b) Deductible. No amount shall be payable under Article IX unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $200,000 (the “Deductible”), in which event the amount payable shall include all amounts included in the Deductible and all future amounts that become payable under Section 9.01 from time to time thereafter.

(c) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 9.01 shall not in any event exceed the Escrow Shares and the Indemnitees shall have no claim against the Members other than for the Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares).

9.05 Exclusive Remedy. Holdings, on behalf of itself and all other Indemnitees, hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article IX. Notwithstanding any of the foregoing, nothing contained in this Article IX shall in any way impair, modify or otherwise limit Holdings’, the Surviving Corporation’s or the Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

9.06 Valuation of Escrow Shares. For all amounts payable under this Article IX, the number of Escrow Shares to be delivered to an Indemniteee shall be equal to the aggregate amount of Losses suffered by such Indemnitee, divided by the market value of Holdings Stock (rounded down to the nearest whole number of shares of Holdings Stock) to be calculated using the average of the closing bid price as quoted on the OTCBB (or such other public trading market on which the Holdings Stock may be trading at such time) for the 30 trading days immediately prior to the date that such amount of Losses is determined by a court of competent jurisdiction or pursuant to a binding settlement agreement among the Indemnitee and the Members.

9.07 Adjustment to Purchase Price. Amounts paid for indemnification under Article IX shall be deemed to be an adjustment to the value of the shares of Holdings Stock issued by Holdings as a result of the Business Combination, except as otherwise required by applicable law.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER

10.01 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger or the Business Combination, this Agreement may be terminated:

(a) by mutual consent of Parent, the Company and the Members;

(b) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Business Combination Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Class B Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Class B Common Stock exercise their rights to convert the shares of Parent Class B Common Stock held by them into cash from the Trust Account, in accordance with Parent’s certificate of incorporation;

(c) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Merger Proposal shall fail to be approved and adopted by the affirmative vote of the holders of Parent Stock required to vote on such proposal under the DGCL;

(d) by either Parent or the Company, if, without fault of the terminating party, the Closing shall not have occurred on or before April 25, 2008, or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”);

(e) by Parent, if the Company or the Members breach any of its or their representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.01(f) not to be satisfied and such breach shall not have been cured within ten business days of receipt by the Company and/or the Members of written notice of such breach (and Parent has not willfully breached any of its covenants hereunder, which breach is not cured);

(f) by Company, if Parent, Holdings or Merger Sub breach any of their representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 8.02(g) not to be satisfied and such breach shall not have been cured within ten business days of receipt by Parent of written notice of such breach (and the Company and/or the Members have not willfully breached any of its or their covenants hereunder, which breach is not cured); or

(g) by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger or Business Combination shall have become final and nonappealable.

10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the parties hereto, or their respective Members, officers, directors, managers, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 7.05 (Confidentiality), Section 10.03 (Expenses and Termination Fees) and this Section 10.02 shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

10.03 Expenses and Termination Fees.

(a) Subject to Sections 10.03(b) and (c), and the Expense Agreement entered into by and between Parent and the Company (the “Expense Agreement”), whether or not the Merger and the Business Combination are consummated, all costs and expenses (including transfer and other similar Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b) If Parent terminates this Agreement pursuant to Section 10.01(e) then the Company shall promptly reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

(c) If the Company terminates this Agreement pursuant to Section 10.01(f) Parent shall promptly reimburse the Company and/or the Members, as applicable, for all of the out-of-pocket costs and expenses incurred by the Company and/or the members, as applicable, in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

10.04 Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Parent shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Parent Stock or the Membership Interests , (b) alter or change any term of the certificate of incorporation of Holdings to be effected by the Merger, or (c) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the Members.

10.05 Extension; Waiver. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 11
GENERAL PROVISIONS

11.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, Holdings, Merger Sub and the Company (after the Closing) to:

Global Services Partners Acquisition Corp.
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042
Attn: Rahul Prakash

with a copy (which shall not constitute notice) to:

Stuart H. Anolik, Esq.
Anolik & Associates, P.C.
3130 Fairview Park Drive, Suite 500
Fairfax, VA 22042

(b) if to Company (prior to the Closing) to:

SouthPeak Interactive, LLC
2900 Polo Parkway
Suite 104
Midlothian, Virginia 23113
Attn: Mr. Terry Phillips

with a copy (which shall not constitute notice to the Company) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
Attn: Mark Wishner, Esq.

(c) if to the Members to address set forth below their respective name on Schedule I attached hereto.

(d) if to Parent or Merger Sub (prior to the Closing) to:

Global Services Partners Acquisition Corp.
3130 Fairview Park Drive, Suite 500
Fairfax, VA 22042
Attn: Mr. Rahul Prakash

with a copy (which shall not constitute notice) to:

Stuart H. Anolik, Esq.
Anolik & Associates, P.C.
3130 Fairview Park Drive, Suite 500
Fairfax, VA 22042

11.02 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile and/or PDF, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.03 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedules and the Parent Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure Agreement, dated July 2, 2007, by and between the Parent and the Company, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 2.11; and (c) shall not be assigned, except by operation of law as a result of the Merger, pursuant to Section 2.02 and the Business Combination pursuant to Section 3.01 or as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.

11.04 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.05 Remedies Cumulative; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or Federal court located within the City of Alexandria, Virginia or the County of Fairfax, Virginia in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

11.07 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement and Plan of Reorganization has been duly executed by the parties as of and on the date first above written.

PARENT:

GLOBAL SERVICES PARTNERS ACQUISITION CORP.

By:	/s/ Rahul C. Prakash
Name:	Rahul C. Prakash
Title:	Chief Executive Officer

HOLDINGS:

SOUTHPEAK INTERACTIVE CORPORATION

By:	/s/ Rahul C. Prakash
Name	Rahul C. Prakash
Title:	Chief Executive Officer

MERGER SUB:

GSPAC MERGER COMPANY

By:	/s/ Rahul C. Prakash
Name:	Rahul C. Prakash
Title:	Chief Executive Officer

COMPANY:

SOUTHPEAK INTERACTIVE, LLC

By:	/s/ Terry Phillips
Name:	Terry Phillips
Title:	Managing Member

[Signature Page to Agreement and Plan of Reorganization]

MEMBERS:
/s/ Terry Phillips
Terry Phillips

/s/ Gregory Phillips
Gregory Phillips

/s/ Melanie Mroz
Melanie Mroz

/s/ Katie Morgan
Katie Morgan

[Signature Page to Agreement and Plan of Reorganization]